Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

FENBO HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, US$0.0001	Rule 457(c) and Rule 457(h)	2,200,000	$0.97374	2,142,228	$153.10 per $1,000,000	328.00

Fees to Be Paid							—

Fees to Be Paid							0.0001531

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					2,142,228		328.00

	Total Fees Previously Paid							-0-

	Total Fee Offsets							0-0

	Net Fee Due							328.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).